Exhibit 10.2

THIS NOTE HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE. THIS NOTE HAS BEEN SOLD IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.

KULR TECHNOLOGY GROUP, INC.

Note

No. KULR-2	Original Principal Amount: $2,500,000

Issuance Date: July 20, 2020

FOR VALUE RECEIVED, KULR Technology Group, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”), hereby promises to pay to the order of YAII PN, Ltd. or its registered assigns (the “Holder”) (i) the outstanding portion of the amount set out above as the Original Principal Amount (as reduced pursuant to the terms hereof pursuant to scheduled payment, redemption or otherwise, the “Principal”) when due, whether a regularly scheduled principal payment or upon the Maturity Date (as defined below), acceleration, redemption or otherwise (in each case in accordance with the terms hereof) and (ii) to pay interest (“Interest”) on any outstanding Principal at the applicable Interest (as set forth below) from the Issuance Date written above (the “Issuance Date”) until the same is paid, whether a regularly scheduled interest payment or upon the Maturity Date or acceleration, redemption or otherwise (in each case in accordance with the terms hereof).

This Note (this “Note”) is being issued pursuant to that certain Note Purchase Agreement dated as of July 20, 2020 (the “Note Purchase Agreement”) between the Company and the Holder.

Certain capitalized terms used herein but otherwise not defined herein are defined in Section 17 or in the Note Purchase Agreement.

(1)               GENERAL TERMS

(a)               Advance of Original Principal Amount. In consideration for the issuance of this Note on the Issuance Date by the Company, the Holder shall advance and make available to the Company on the Issuance Date the Original Principal Amount minus the fees contained in Section 9 (a) of the Note Purchase Agreement, by wire transfer of immediately available funds to the account indicated by the Company on Schedule I attached hereto.

(b)               Maturity Date. The term of this Note shall expire July 20, 2021 (the “Maturity Date”). On the Maturity Date, the Company shall pay to the Holder an amount in cash representing all then outstanding Principal.

(c)               Payments. On each of the Installment Dates, the Company shall pay to the Holder an amount equal to the relevant Installment Amount due on such Installment Date as listed on Schedule II hereto. Provided however upon the mutual consent of the Parties such Installment Amounts may be increased. Installment Amounts under this Note must be paid by wire transfer of immediately available funds to the account listed on Schedule I hereto (or to any other account specified by the Holder to the Company on or before the applicable Installment Date by notice given in accordance with Section 7 hereof).

(d)               Interest. No Interest shall accrue on the outstanding Principal balance hereof.

(2)               PREPAYMENT PREMIUM. The Company at its option shall have the right to prepay in cash (a “Prepayment”), in part or in whole, any Installment Amount prior to such Installment Date or the outstanding Principal Amount under this Note prior to the Maturity Date. The Company shall pay an amount equal to the amount being prepaid plus a Prepayment premium equal to 10% of the Installment Amount or outstanding Principal Amount being prepaid (“Prepayment Premium”). In order to make a Prepayment pursuant to this Section, the Company shall provide 3 business days advanced written notice prior to such Installment or Maturity Date to the Holder of its intention to make a Prepayment (the “Prepayment Notice”) setting forth the amount it desires to prepay plus the applicable Prepayment Premium (the “Prepayment Amount”). On the 4th Business Day after the Prepayment Notice, the Company shall deliver to the Holder via wire transfer of immediately available funds the Prepayment Amount with respect to the amount be prepaid by wire transfer of immediately available funds to the account listed on Schedule I hereto (or to any other account specified by the Holder to the Company by notice given in accordance with Section 7 hereof).

(3)               DECREASE OF INSTALLMENT AMOUNTS. The Company shall have the right to decrease an Installment Amount by up to 50% provided however such decreased amount shall be added to the final Installment Amount due on the Maturity Date. Provided however the Company shall not have the ability to exercise such decrease of an Installment Amount more than 2 times during the term of this Note. In order to decrease an Installment Amount pursuant to this Section, the Company shall first provide 3 business days advance written notice prior to an Installment Date to the Holder of its intention to decrease an Installment Amount (the “Decrease Notice”) setting forth the amount it desires to decrease and such amount that is being added to the Installment Amount due on the Maturity Date (the “Decrease Amount”).

(4)               REPRESENTATIONS AND WARRANTIES. The Company hereby represents and warrants to the Investor that the following are true and correct as of the date hereof:

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(a)   The Company has the requisite corporate power and authority to enter into and perform its obligations under this Note and any related agreements, in accordance with the terms hereof and thereof, (ii) the execution and delivery of this Note and any related agreements by the Company and the consummation by it of the transactions contemplated hereby and thereby, have been duly authorized by the Company’s Board of Directors and no further consent or authorization is required by the Company, its Board of Directors or its shareholders, (iii) this Note has been duly executed and delivered by the Company, (iv) this Note (assuming the execution and delivery thereof and acceptance by the Investor and the occurrence of the Issuance Date), constitutes the valid and binding obligations of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of creditors’ rights and remedies.

(b)   The execution, delivery and performance by the Company of its obligations under this Note will not (i) result in a violation of the Company’s Certificate of Incorporation or (ii) conflict with or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company or any of its subsidiaries is a party, or result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations and the rules and regulations of the Primary Market on which the Common Stock is quoted) applicable to the Company or any of its subsidiaries or by which any material property or asset of the Company is bound or affected and which would cause a Material Adverse Effect.

(5)               EVENTS OF DEFAULT.

(a)               An “Event of Default”, wherever used herein, means any one of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body) shall have occurred and be continuing:

(i)              the Company’s failure to pay to the Holder any Installment Amount or Principal Amount when and as due and payable under this Note, and such failure continues for five (5) days following the date upon which such payment was due;

(ii)           the Company shall commence, or there shall be commenced against the Company under any applicable bankruptcy or insolvency laws as now or hereafter in effect or any successor thereto, or the Company, or there shall be commenced against the Company, any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Company, which remains un-stayed or un-dismissed for a period of 61 days; or the Company is adjudicated insolvent or bankrupt pursuant to a final, non-appealable order; or any order of relief or other order approving any such case or proceeding is entered; or the Company suffers any appointment of any custodian, private or court appointed receiver or the like for it or any substantial part of its property which continues un-discharged or un-stayed for a period of 61 days; or the Company makes a general assignment for the benefit of creditors; or the Company shall admit in writing that it is unable to pay its debts generally as they become due; or the Company shall call a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts.

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(iii)         the Common Stock of the Company ceases to be quoted or listed for trading on the Principal Market and shall not again be quoted or listed for trading on any Principal Market within fifteen Trading Days of such delisting;

(iv)          the Company is a party to any agreement memorializing (1) the consummation of any transaction or event (whether by means of a share exchange or tender offer applicable to its shares of common stock par value $0.0001 (the “Common Stock”), a liquidation, consolidation, recapitalization, reclassification, combination or merger of the Company or a sale, lease or other transfer of all or substantially all of the consolidated assets of the Company) or a series of related transactions or events pursuant to which all of the outstanding Common Stock are exchanged for, converted into or constitute solely the right to receive, cash, securities or other property, (2) a consolidation or merger in which the Company is not the surviving corporation, or (3) a sale, assignment, transfer, conveyance or other disposal of all or substantially all of the properties or assets of the Company to another person or entity (each of (1), (2) and (3) a “Change in Control”) unless in connection with such Change in Control, all Principal and accrued and unpaid Interest due under this Note will be paid in full or the Holder consents to such Change in Control;

(v)            the Company shall fail to observe or perform any other material covenant, agreement or warranty contained in, or otherwise commit any material breach or default of any provision of this Note or the Note Purchase Agreement.

(vi)          The Company shall fail to observe or perform any material covenant, agreement or warrant contained in, or otherwise commit any material breach or default of any provision of the Standby Equity Distribution Agreement dated February 27, 2020 between the Company and the Holders (the “SEDA”) which is not cured within the time prescribed in the SEDA, as applicable, or if not so prescribed, within thirty days after notice to the Company by the Holder of such material failure, breach or default;

(vii)       The Company shall terminate the SEDA; or

(viii)     an event of default by the Company under any other material obligation, instrument, note or agreement for borrowed money occurring after the Issuance Date of this Note and continuing beyond any applicable notice and/or grace period, and as a result of which the obligations of the Company, under such material obligation, instrument, note or agreement have been accelerated..

(6)               REMEDY UPON DEFAULT. During the time that any portion of this Note is outstanding, if any Event of Default has occurred, the Holder, by notice in writing to the Company, may at any time and from time to time declare the full unpaid Principal of this Note or any portion thereof, to be due and payable immediately without necessity of further action (the “Accelerated Amount”).

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(7)               REISSUANCE OF THIS NOTE. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note, and, in the case of loss, theft or destruction, of an indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of this Note, the Company shall execute and deliver to the Holder a new Note representing the outstanding Principal which Note (i) shall be of like tenor with this Note, (ii) shall represent, as indicated on the face of such new Note, the Principal remaining outstanding (iii) shall have an issuance date, as indicated on the face of such new Note, which is the same as the Issuance Date of this Note, (iv) shall have the same rights and conditions as this Note, and (v) shall represent accrued and unpaid Interest from the Issuance Date.

(8)   NOTICES. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered upon: (i) receipt, when delivered personally, (ii) 1 Business Day after deposit with an overnight courier service with next day delivery specified, in each case, properly addressed to the party to receive the same, or (iii) receipt, when sent by electronic mail (provided that the electronic mail transmission is not returned in error or the sender is not otherwise notified of any error in transmission. The addresses and email addresses for such communications shall be:

If to the Company, to:	KULR Technology Group, Inc.
1999 S. Bascom Avenue – Suite 700
Campbell, CA 95008
Attention: Michael Mo, CEO
Telephone: (408)663-5247
Email: michael.mo@kulrtechnology.com

With a copy to:	Sichenzia Ross Ference LLP 1185 Avenue of the Americas, 37th Floor New York, NY 10036 Attention: Jay Yamamoto, Esq. Telephone: (646) 810-0604 Email: jyamamoto@srf.law

If to the Holder:	YAII PN, Ltd.
1012 Springfield Ave
Mountainside, New Jersey 07092
Attention: Mark Angelo
Telephone: (201) 985-8300 Email: mangelo@yorkvilleadvisors.com

With a copy to:	David Gonzalez, Esq.
1012 Springfield Ave
Mountainside, New Jersey 07092
Telephone: (201) 985-8300
Email: dgonzalez@yorkvilleadvisors.com

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or at such other address and/or electronic email address and/or to the attention of such other person as the recipient party has specified by written notice given to each other party 3 Business Days prior to the effectiveness of such change. Written confirmation of receipt (i) given by the recipient of such notice, consent, waiver or other communication, (ii) mechanically or electronically generated by the sender’s computer containing the time, date, recipient’s electronic mail address and the text of such electronic mail or (iii) provided by a nationally recognized overnight delivery service, shall be rebuttable evidence of personal service, receipt by electronic mail or receipt from a nationally recognized overnight delivery service in accordance with clause (i), (ii) or (iii) above, respectively.

(9)               No provision of this Note shall alter or impair the obligations of the Company, which are absolute and unconditional, to pay the Principal on, this Note at the time, place, and rate, and in the currency, herein prescribed. This Note is a direct obligation of the Company. As long as this Note is outstanding, the Company shall not , without the consent of the Holder, (i) amend its articles of Association or Memorandum of Association so as to adversely affect any rights of the Holder under this Note; or (ii) enter into any agreement with respect to any of the foregoing.

(10)           This Note shall not entitle the Holder to any of the rights of a shareholder of the Company, including without limitation, the right to vote, to receive dividends and other distributions, or to receive any notice of, or to attend, meetings of shareholders or any other proceedings of the Company.

(11)           This Note shall be governed by and interpreted in accordance with the laws of the State of New Jersey, without regard to the principles of conflict of laws. Each of the parties consents to the jurisdiction of the of the Superior Court of the State of New Jersey, sitting in Union County, New Jersey and the United States District Court for the District of New Jersey, sitting in Newark, New Jersey, in connection with any dispute arising under this Note and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non conveniens to the bringing of any such proceeding in such jurisdictions.

(12)           If an Event of Default has occurred, then the Company shall reimburse the Holder promptly for all out-of-pocket fees, costs and expenses, including, without limitation, reasonable attorneys’ fees and expenses incurred by the Holder in any action for the collecting of any sums which become due and payable to the Holder in accordance with the terms of this Note.

(13)           Any waiver by the Holder of a breach of any provision of this Note shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Note. The failure of the Holder to insist upon strict adherence to any term of this Note on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Note. Any waiver must be in writing.

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(14)           If any provision of this Note is invalid, illegal or unenforceable, the balance of this Note shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder shall violate applicable laws governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum permitted rate of interest. The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law which would prohibit or forgive the Company from paying all or any portion of the Principal of or interest on this Note as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Note, and the Company (to the extent it may lawfully do so) hereby expressly waives all benefits or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Holder, but will suffer and permit the execution of every such as though no such law had been enacted.

(15)           Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

(16)           Assignment of this Note by the Company shall be prohibited without the prior written consent of the Holder. Prior to the Maturity Date, the Holder shall not sell, transfer, negotiate or otherwise make any disposition of this Note or any portion thereof without the prior written consent of the Company.

(17)           THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS NOTE OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES’ ACCEPTANCE OF THIS AGREEMENT.

(18)           CERTAIN DEFINITIONS For purposes of this Note, the following terms shall have the following meanings:

(a)               “Business Day” means any day except Saturday, Sunday and any day which shall be a federal legal holiday in the United States or a day on which banking institutions are authorized or required by law or other government action to close.

(b)               “Installment Amount” means the principal and interest payment due on an Installment Date as set forth on Schedule II hereto.

(c)               “Installment Date” means each date on which Installment Amounts are due to be paid in accordance with Schedule II hereto.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Company has caused this Note to be duly executed by a duly authorized officer as of the date first set forth above.

COMPANY:
KULR TECHNOLOGY GROUP, INC.

By:

Name: Michael Mo Title: Chief Executive Officer and Chairman

Schedule I

(Company’s Account Information)

Account Name: KULR Technology Group, Inc

Account Number: 3251 3777 1835

Bank Name: Bank of America

Bank ABA Routing Number: 121000358

Bank Address: 222 Broadway New York, NY 10038

Company Address: 1999 S. Bascom Ave. Suite 700. Campbell, CA. 95008

(Holder’s Account Information)

*Account Currency: USD

Intermediary Bank:	The Bank of New York Mellon
One Wall Street
New York, NY10286

Routing # 021 000 018

Swift Code: IRVTUS3N

Account # 890 1050 210

Beneficiary Bank:	DMS Bank and Trust Ltd.
20 Genesis Close
Grand Cayman KY1-1104

Swift Code: CAYIKYKY

Beneficiary Account Name:	YA II PN, Ltd
1012 Springfield Avenue
Mountainside, NJ 07092

Beneficiary Account # 01680100

Schedule II

Repayment Schedule

August 1, 2020	$250,000
September 1, 2020	$250,000
October 1, 2020	$250,000
November 1, 2020	$250,000
December 1, 2020	$250,000
January 1, 2021	$250,000
February 1, 2020	$250,000
March 1, 2020	$250,000
April 1, 2020	$250,000
May 1, 2020	$250,000